Exhibit 99.1

Inspire Veterinary Partners, Inc. Announces Non-Binding Letter of Intent to Acquire Two Animal Hospitals and Enter the State of Oregon

•	Proposed acquisition to add 2 animal hospitals to Inspire’s network of 13 animal hospitals

•	Expansion into a new state, Oregon, constituting our first emergency veterinary clinic and first rehabilitation hospital

•	The transaction is expected to close as early as the third quarter of 2023

•	Opportunity to continue to acquire individual animal hospitals remains strong

Virginia Beach, VA, (September 1, 2023) (ACCESSWIRE) — Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the US, today announced that it has entered into a non-binding letter of intent to acquire a 100% ownership interest in two animal hospitals. The hospitals would represent expansion by Inspire into a new state, Oregon, and the Company’s first emergency veterinary clinic and first rehabilitation hospital under its network.

Inspire expects to acquire real estate associated with the purchases. The proposed acquisitions are subject to customary closing conditions and are currently expected to be completed as early as the third quarter of 2023.

Inspire’s due diligence review of the target acquisition has already commenced, and upon satisfactory completion, the Company intends to proceed towards executing a definitive acquisition agreement and closing the transaction as soon as all closing conditions are met.

Kimball Carr, Chairman, Chair, President & Chief Executive Officer of Inspire, stated, “We are very excited for this opportunity to acquire two  new hospital teams who share our mutual belief that we can  make a difference in the veterinary profession and serve even more clients and pets, for the first time, in the great state of Oregon.”

The letter of intent is non-binding and subject to additional diligence and other factors, and as such, there can be no assurance that the Company will enter into a definitive acquisition agreement or that the terms of any such agreement will not change, or that the proposed acquisition will be consummated in the third quarter of 2023 or at all.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner/operator of  veterinary hospitals in the US. As the Company expands, it expects to acquire additional veterinary hospitals, including mixed animal facilities, critical and emergency care, and other specialty services such as equine, in additional locations.

For more information, please visit: www.inspirevet.com.

Connect with Inspire Veterinary Partners, Inc.

Facebook

https://www.facebook.com/InspireVeterinaryPartners/

LinkedIn

https://www.linkedin.com/company/inspire-veterinary-partners/

No Offer or Solicitation

This press release relates to the proposed acquisitions. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the anticipated acquisitions, or factors that result in changes to the Company's anticipated results of operations related to the anticipated acquisitions. These and other risks and uncertainties are described more fully in the section captioned ”Risk Factors“ in the Company’s Registration Statement on Form S-1 filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

TraDigital IR
Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com

Source: Inspire Veterinary Partners, Inc.